Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of The Black & Decker Corporation for the registration of its debt securities and to the incorporation by reference therein of our reports dated February 14, 2006 (except Notes 1, 7, 12, 15, 16, 17, 18, and 23, as to which the date is November 8, 2006) with respect to the consolidated financial statements of The Black & Decker Corporation included in its Current Report on Form 8-K dated November 9, 2006, and our report dated February 14, 2006 with respect to The Black & Decker Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Black & Decker Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 8, 2006